Exhibit 10.7

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of December 20, 2000 (the “Effective Date”), by and between Strasbaugh, a California corporation “Strasbaugh”), and Lam Research Corporation, a Delaware corporation (“Lam”). Each of Strasbaugh and Lam is sometimes referred to herein as a “Party” and sometimes are collectively referred to herein as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Lam is engaged in the Semiconductor Processing and Integrated Circuit Industry;

WHEREAS, Strasbaugh is engaged in the Semiconductor Wafer Industry and other industries;

WHEREAS, Strasbaugh and Lam have entered into that certain Asset Purchase Agreement dated as of December 20, 2000 (the “Purchase Agreement”), pursuant to which Lam agreed to purchase, and Strasbaugh has agreed to sell the Acquired Assets; and

WHEREAS, this Agreement is entered into by the Parties pursuant to Section 2(e)(B) of the Purchase Agreement and constitutes the limited license by Lam to Strasbaugh of the Acquired Assets under certain restrictions and circumstances as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, and covenants herein contained and other good and valuable consideration, including but not limited to the consideration reflected in the Purchase Agreement, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions.

(a)    “Improvements” shall mean any work, derivative, improvement, modification, enhancement, upgrade or adaptation of the Acquired Assets, by or for Strasbaugh and any Intellectual Property rights related thereto.

2.    Integrated Circuit License and General License Grant.

(a)    Integrated Circuit License Grant. Subject to the terms and limitations provided in this Agreement, Lam grants to Strasbaugh a non-exclusive, fully paid-up, royalty-free, non-sublicenseable, non-transferable worldwide right and license, during the term of this Agreement, to use, upgrade or modify the Acquired Assets in any manner within the Semiconductor Processing and Integrated Circuit Industry (including, without limitation, to make, have made, sell, offer for sale, repair and reconstruct Improvements thereon) and in accordance with this Agreement (the “Integrated Circuit License”). The Integrated Circuit License may be exercised only for the benefit of Strasbaugh, and shall commence as of the Effective Date provided that all other conditions of closing set forth in the Purchase Agreement are met by Strasbaugh.

(b)    General License Grant. Subject to the terms and limitations provided in this Agreement, Lam grants to Strasbaugh an exclusive, irrevocable, perpetual, fully paid-up, royalty-free, sublicenseable, transferable, worldwide right and license to use the Acquired Assets to make, have made, sell, offer for sale, repair and reconstruct Improvements in or for any field other than the Semiconductor Processing and Integrated Circuit Industry and in accordance with this Agreement (the “General License”). The General License may be exercised only for the benefit of Strasbaugh and its duly authorized transferees and licensees, and shall commence as of the Effective Date provided that all other conditions of closing set forth in the Purchase Agreement are met by Strasbaugh.

(c)    Restrictions. Other than the Integrated Circuit License and the General License expressly granted in this Agreement, no rights or licenses are granted or deemed granted hereunder or in connection herewith, including, but not limited to, any rights or licenses, express or implied, to any other technology or Intellectual Property rights owned by Lam.

3.    Ownership. As between the Parties and as of the Effective Date, Lam is and shall remain the sole and exclusive owner of all right, title and interest in and to the Acquired Assets and any Intellectual Property rights related thereto, subject only to the Integrated Circuit License and the General License. As between the Parties, Strasbaugh shall be the sole and exclusive owner of all right, title and interest in and to any Improvements and any Intellectual Property rights related thereto, subject to the right of first offer described in Section 4 below.

4.    Right of First Offer. Subject to the terms and conditions specified in this Section 4, Strasbaugh hereby grants to Lam a right of first offer with respect to any assignment, sale or other transfer of Improvements by Strasbaugh:

(a)    Each time Strasbaugh proposes to assign, license, sell or otherwise transfer “Transfer”) any Improvement to a third party, Strasbaugh shall first deliver to Lam a notice by certified mail (“Notice”) stating (i) a detailed description of the Improvement, (ii) its bona fide intention to Transfer the same, and (iii) the price and terms upon which it proposes to do so.

(b)    Thereafter, Lam shall have access to the Improvement reasonably sufficient to permit a due diligence evaluation of the same, and Strasbaugh shall cooperate as reasonably requested to assist Lam in such evaluation. Within thirty (30) days after receipt of the Notice, Lam may elect to purchase or otherwise obtain, at the price and on the terms specified in the Notice, such Improvement pursuant to and in accordance with a definitive purchase and technology transfer agreement as negotiated by the Parties in good faith, during which time Strasbaugh shall not Transfer or encumber any portion of such Improvement or enter into discussions with any third party concerning any such transaction.

(c)    If, pursuant to Section 4(b), Lam does not elect to acquire an Improvement, Strasbaugh may, during the one hundred eighty (180) day period following the expiration of the period specified in Section 4(b) above, consummate a Transfer of such Improvement with any third party at a price not less than, and upon terms no more favorable to the offeree, than those specified in the Notice. If Strasbaugh does not Transfer such Improvement within such period, then the right provided to Lam hereunder shall be deemed revived and no Transfer of the improvement shall be effected unless first reoffered to Lam in accordance herewith.

(d)    This right of first offer may not be assigned or transferred by Lam, except to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act of 1933, as amended, controlling, controlled by or under common control with, Lam.

5.    Warranty Disclaimer. THE ACQUIRED ASSETS ARE LICENSED TO STRASBAUGH “AS IS.” LAM MAKES NO WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE ACQUIRED ASSETS, LAM IMPROVEMENTS OR ANY OTHER SUBJECT MATTER UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

6.    Intellectual Property Matters. In the event either Party becomes aware of any infringement of any Intellectual Property right of the other which is related to the Acquired Assets or the Improvements, it shall provide notice thereof in writing to the other Party. Lam shall control, in its sole discretion, the protection and enforcement of the Acquired Assets.

7.    Confidentiality.

(a)    Each Party (a “Receiving Party”) agrees to keep confidential and not disclose or use except in performance of its obligations under this Agreement, confidential or proprietary information related to the technology or business of the other Party (the “Disclosing Party”) that the Receiving Party learns in connection with this Agreement and any other information received from the Disclosing Party, including without limitation, to the extent previously, currently or subsequently disclosed to the Receiving Party hereunder or otherwise: information relating to products or technology of the Disclosing Party, or to the Disclosing Party’s business (including, without limitation, computer programs, code, algorithms, schematics, data, know-how, processes, ideas, inventions (whether patentable or not), names and expertise of employees and consultants, all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, strategies and information) (all of the foregoing, “Confidential Information”). Neither Party shall disclose the terms of this Agreement to any third Party without the prior written consent of the other (except for its attorneys, accountants, and other service providers as necessary, provided that such service providers are bound to maintain the confidentiality thereof). Each Party shall use reasonable precautions to protect the Confidential Information of the other in its possession and employ at least those precautions that such Party employs to protect its own similar confidential or proprietary information. For the purposes of this Agreement, Acquired Assets and the Improvements shall be deemed “Confidential Information.”

(b)    “Confidential Information” shall not include information a Receiving Party can document is in or (through no improper action or inaction by the Receiving Party or any affiliate, agent or employee thereof) enters the public domain (and is readily available without substantial effort). A Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the extent required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure, including without limitation, seeking appropriate confidential treatment or a protective order, or notifying or assisting the Disclosing Party to do so.

(c)    Each Party acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party, resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. A Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 7 will constitute a material breach of this Agreement.

8.    Term and Termination.

(a)    Term. This Agreement shall remain in effect unless terminated as provided herein, except for the General License, which is irrevocable.

(b)    Termination for Cause. Notwithstanding the foregoing, this Agreement may be terminated for cause immediately by written notice upon the occurrence of any of the following events:

(i)    If the other ceases to do business, or otherwise terminates its business operations, or by Lam if there is a change in control of Strasbaugh (which shall include, without limitation, the acquisition of or beneficial ownership by one or more related persons or entities of fifty percent (50%) or more of the then-outstanding stock of Strasbaugh); or

(ii)    If the other Party materially breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

(iii)    If the other Party ceases to carry on as a going concern or becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

(c)    Termination for Breach of Definitive Agreement. The Parties further acknowledge that a material breach of any term of a Definitive Agreement shall constitute a material breach under this Agreement, and likewise, a material breach of this Agreement shall constitute a material breach under each other Definitive Agreement (each a “Breach”). Notwithstanding anything else provided in a Definitive Agreement, any Breach by such Party shall be subject to the terms of Sections 8 of the Purchase Agreement.

(d)    Effect of Termination and Survival. In the event of termination or expiration, the Integrated Circuit License and all other rights and obligations of the parties shall terminate except that the following provisions shall survive termination: Sections 2(b), 3, 5, 7, 8. 10 and 12. Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such Party which complies with the terms of this Agreement whether or not such Party is aware of any such damages or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

9.    Limitation of Liability. EXCEPT FOR BREACH OF THE OBLIGATIONS SET FORTH IN SECTIONS 2(b), 3, 7 and 10 HEREIN, NEITHER PARTY SHALL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT. NOTWITHSTANDING ANY OTHER PROVISIONS IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNT AGGREGATING IN EXCESS OF FIVE HUNDRED THOUSAND DOLLARS ($500,000).

10.    Indemnity. Strasbaugh agrees to defend, indemnify and hold harmless Lam, its directors, employees and agents, from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or related to Strasbaugh’s exercise of the Integrated Circuit License and/or the General License, provided that Lam promptly notifies Strasbaugh of any claim it receives or that its failure to do so does not materially prejudice Strasbaugh. If, in accordance with the foregoing provisions of this Section 10, Lam is entitled to indemnification, Strasbaugh will have the right, at its sole expense, to contest, defend and litigate any claim, action or proceeding (a “Claim”), and may settle the same either before or after the initiation of litigation, at such time and upon such terms as Lam deems fair and reasonable. If Strasbaugh elects to contest, defend or litigate a Claim, then Lam shall, at Strasbaugh’s expense, provide such reasonable cooperation as is reasonably requested by Strasbaugh; provided, however, that Lam may elect to participate in such defense at its own expense. Any final determination of a Claim, other than a settlement, will be binding upon Lam. If, pursuant to this Section 10, Strasbaugh elects not to contest, defend or litigate a Claim for which Lam is entitled to indemnification hereunder and Lam defends or settles the same, then Lam will be reimbursed by Strasbaugh for all its expenses of defending the same which are incurred from time to time, including without limitation all out-of-pocket costs and all reasonable legal and accounting fees and expenses.

11.    Assignment. Except as otherwise expressly provided in this Agreement, Strasbaugh shall not assign (by operation of law or otherwise) or otherwise transfer this Agreement or any rights or obligations herein to anyone, including any parent, subsidiaries, affiliated entities or third parties, or as part of the sale of any portion of its business, change of control, or pursuant to any merger, consolidation or reorganization, without Lam’s prior written consent. Upon any violation of this Section 11 by Strasbaugh, Lam shall have the right to terminate this Agreement immediately upon written notice.

12.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and construed under, and the legal relations between the parties hereto will be determined in accordance with the laws of the State of California and the United States without regard to conflicts of law provisions thereof. The parties hereby agree to submit for binding arbitration in accordance with the following paragraph any and all disputes in connection with this Agreement and the performance thereof; except that Lam may take legal action in any jurisdiction in which specific collateral is located to realize on any such collateral or other security or to enforce specific performance of Strasbaugh’s obligations hereunder or a judgment or other decision. To the extent all or any part of this Section 12(a) is determined to be unenforceable, the remaining provisions will remain in effect and be interpreted to best effectuate the intent of the Parties.

(b)    Arbitration. Subject to Section 12(a), any controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration conducted in accordance with the arbitration rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The tribunal shall consist of a single arbitrator mutually agreeable to the parties, or in the absence of such an agreement within thirty (30) calendar days from the first referral of the dispute to the AAA (the “Referral Date”), designated by the AAA. The place of arbitration shall be Santa Clara County, California, unless the parties shall have agreed to another location within fifteen (15) calendar days from. the Referral Date. The arbitral award shall be final and binding. The parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration (including, without limitation, injunctive relief); (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information; and (iv) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated herein shall be as confidential and private as permitted by law. Consequently, the parties hereto shall not disclose the existence, content or results of any such proceedings, and materials submitted in connection therewith shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law.

(c)    Entire Agreement. This Agreement and any other Definitive Agreement, together with all attachments hereto and thereto, constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter. Any changes to the Agreement must be in writing and signed by authorized representatives of all parties.

(d)    Waiver. Any failure on the part of any Party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such Party thereafter to enforce each and every such provision. No waiver will be binding unless executed in writing by the Party making the waiver.

(e)    Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, or agency relationship between the parties. Neither Party has any right or authority to bind the other in any way.

(f)    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

(g)    Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

(h)    Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement will be in writing and will be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the following addresses:

If to Lam:	Lam Research Corporation 4650 Cushing Parkway Fremont, CA 94538-6470 Facsimile: (510) 572-1586 Attention: Craig Garber, Vice President-Treasurer

with a copy to:	Brobeck, Phleger & Harrison LLP One Market Spear Street Tower San Francisco, CA 94105 Facsimile: (415) 442-1010 Attention: Shane M. Byrne, Esq.

If to Strasbaugh:	Strasbaugh 825 Buckley Road San Luis Obispo, CA 93401 Facsimile: (805) 541-6425 Attention: Jim Burke

with a copy to:	Diehl & Rodewald, P.C. 1043 Pacific Street San Luis Obispo, CA 93401 Facsimile: (805) 541-6870 Attention: Joseph W. Diehl, Esq.

if to such other address as either Party will have furnished to the other by notice given in accordance with this Section. Such notice will be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, (iii) if mailed, upon the date of first attempted delivery.

(i)    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(j)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

(k)    Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original.

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IN WITNESS WHEREOF, the Parties have, by their respective duly authorized officers, executed this License Agreement as of the Effective Date.

LAM RESEARCH CORPORATION,	STRASBAUGH,
a Delaware corporation	a California corporation

/s/ April A. Strasbaugh, Secretary
By: /s/ Stephen G. Newberry	/s/ James M. Burke
Name: Stephen G. Newberry	Name: James M. Burke
Title: President/COO	Title: CEO